UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): November 6, 2007

NANOPHASE TECHNOLOGIES

CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-22333

Delaware	36-3687863
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1319 Marquette Drive, Romeoville, Illinois 60446

(Address of Principal Executive Offices, Including Zip Code)

(630) 771-6700

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 9.01.	Financial Statements and Exhibits

Signature(s)

Press Release

Items to be Included in this Report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2007, George A. Vincent III was appointed as a Class I director of the Company. As neither an employee nor consultant of the Company, Mr. Vincent will serve as an independent outside director of the Company and may participate in all plans generally available to the Company’s outside directors. Mr. Vincent will be eligible to receive quarterly cash compensation, reimbursements for his reasonable out-of-pocket expenses incurred in attending board meetings, an option grant to purchase 10,000 shares of the Company’s common stock at the closing price as of the date of issuance (the fair market value), which vests over a three-year period, and quarterly deferred common stock pursuant to the Company’s 2005 Non-Employee Director Restricted Stock Plan (the “Director Restricted Stock Plan”), based on the closing price at the beginning of each quarter. The Director Restricted Stock Plan reserves 150,000 shares of the Company’s common stock to be issued to directors who are not employees or consultants of the Company in the form of restricted shares and permits directors to defer receipt of restricted stock granted under it. Mr. Vincent may also participate in the Company’s Non-Employee Director Deferred Compensation Plan, which permits an outside director of the Company to defer the receipt of director fees until separation from service or the Company undergoes a change in control. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit	99.1 Press Release dated November 12, 2007.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nanophase Technologies Corporation

Date: November 12, 2007	By:	/s/ JESS JANKOWSKI
JESS JANKOWSKI
Chief Financial Officer